Exhibit 99.12

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of June 20, 2023 (the “Effective Date”), between Drilling Tools International Holdings, Inc., a Delaware corporation (f/k/a Directional Rentals Holdings, Inc.) (“Assignor”), and Drilling Tools International Corporation, a Delaware corporation (f/k/a ROC Energy Acquisition Corp.) (“Assignee”).

RECITALS

WHEREAS, Assignor is party to that certain Monitoring and Oversight Agreement, dated as of January 27, 2012, between Assignor and Hicks Holding Operating LLC, as amended by the First Amendment thereto dated February 13, 2023 (as amended, the “Monitoring Agreement”);

WHEREAS, Assignee acquired Assignor pursuant to a business combination consummated on June 20, 2023; and

WHEREAS, Assignor wishes to assign to Assignee, and Assignee agrees to assume from Assignor, all of Assignor’s rights and obligations under the Monitoring Agreement, which is required by Section 12 of the Monitoring Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Assignment by Assignor. Assignor hereby assigns to Assignee, effective as of the Effective Date, all of Assignor’s rights under the Monitoring Agreement.

2. Assumption. Assignee hereby assumes and shall pay, perform and discharge, effective as of the Effective Date, all of Assignor’s obligations under the Monitoring Agreement.

3. Further Assurances. The parties hereto covenant and agree to execute such further instruments and take such further action as may reasonably be required by either party to fully effectuate the terms and provisions of this Agreement and the transactions contemplated herein.

4. Survival of Provisions. The covenants and obligations contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5. Counterparts. This Agreement may be executed by facsimile or as an attachment to electronic mail in “Portable Document Format” (PDF), or “Tagged Image File Format” (TIFF), in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR:

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	President and Chief Executive Officer

ASSIGNEE:

DRILLING TOOLS INTERNATIONAL CORPORATION

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	President and Chief Executive Officer

[Signature Page to Assignment and Assumption Agreement]